EXHIBIT 99.1

Piedmont Office Realty Trust Reports Fourth Quarter and Annual 2013 Results and 2014 Guidance
ATLANTA, February 6, 2013 --Piedmont Office Realty Trust, Inc. ("Piedmont" or the "Company") (NYSE:PDM), an owner of primarily Class A properties located predominantly in the ten largest U.S. office markets, today announced its results for the quarter and year ended December 31, 2013.
Highlights for the Three Months and Year Ended December 31, 2013:

•	Achieved Core Funds From Operations ("CFFO") of $0.37 per diluted share and $1.46 per diluted share for the quarter and year ended December 31, 2013, respectively;

•	Completed 732,000 square feet of leasing during the fourth quarter, bringing total year to date leasing to approximately 3.5 million square feet;

•	Expanded our footprint in the Texas market by approximately 1 million square feet during the fourth quarter by acquiring three buildings and launching the development of a fourth;

•	Disposed of two non-core assets during the fourth quarter resulting in a gain of $15.0 million, or $0.09 per diluted share;

•	Obtained a new $300 million five year unsecured term loan during the fourth quarter which has a January 2014 draw feature to proactively address 2014 debt maturities.

Donald A. Miller, CFA, President and Chief Executive Officer said, "We had good activity during the fourth quarter. Not only did we execute well from a leasing perspective, but we also acquired three new assets in Dallas and launched the development of another in Houston, disposed of two non-core assets, and locked down some attractive long-term financing. I'm pleased we finished the year with such strong activity so that we can now focus even more of our resources on leasing currently vacant space.”

Results for the Fourth Quarter ended December 31, 2013

Piedmont's net income available to common stockholders for the fourth quarter of 2013 was $29.6 million, or $0.18 per diluted share, as compared with $14.4 million, or $0.09 per diluted share, for the fourth quarter of 2012. In addition to a $15.0 million, or $0.09 per diluted share, gain on sale of real estate assets, the current quarter also includes $4.5 million, or approximately $0.03 per diluted share, in net insurance recoveries related to casualty losses incurred in prior periods, whereas the fourth quarter of the prior year included $5.2 million, or approximately $0.03 per diluted share, of net casualty loss related to Hurricane Sandy. In addition, the current quarter reflects $5.6 million, or $0.04 per diluted share, of impairment charges related to two wholly-owned assets and one equity method joint venture, and $3.4 million, or $0.02 per diluted share, of additional interest expense primarily associated with higher outstanding debt balances during the current quarter as a result of property acquisitions made by the Company during 2013 and shares repurchased pursuant to the Company's stock repurchase plan as further described below.

Revenues for the quarter ended December 31, 2013 were $142.9 million, as compared with $132.4 million for the same period a year ago, primarily reflecting increased revenue associated with the acquisition of five properties during 2013, as well as the commencement of several significant leases over the previous twelve months, offset by the loss of revenue associated with the expiration of a 330,000 square foot lease in the Company's Washington, D.C. portfolio during the first quarter of 2013.

Property operating costs were $58.9 million for the quarter ended December 31, 2013, as compared to the prior period of $54.0 million, primarily as a result of additional expenses associated with properties acquired during 2013 and higher recoverable property tax expense recognized at certain properties during the current quarter. General and administrative expenses were $5.2 million for the current quarter, comparable to $5.1 million for the quarter ended December 31, 2012.

Funds From Operations ("FFO") for the current quarter totaled $64.0 million, or $0.40 per diluted share, as compared with $54.8 million, or $0.33 per diluted share, for the quarter ended December 31, 2012. The current quarter includes $4.5 million, or approximately $0.03 per diluted share, in net insurance recoveries related to casualty losses incurred in prior periods, whereas the fourth quarter of the prior year included $5.2 million, or approximately $0.03 per diluted share, of net casualty loss related to losses incurred in our Northeast portfolio during the fourth quarter of 2012 as a result of Hurricane Sandy. In addition, the current quarter reflects a $4.2 million, or $0.03 per diluted share, increase in FFO associated with five properties acquired during 2013 as well as the commencement of several significant leases over the previous twelve months. Further, per share results reflect a reduction in weighted average shares outstanding as a result of shares repurchased over the previous twelve months pursuant to the Company's stock repurchase plan. The above items were offset by $3.4 million, or $0.02 per diluted share, of increased interest expense primarily associated with higher outstanding debt balances during the current quarter primarily as a result of property acquisitions and share repurchases made by the Company during 2013.

Core FFO, which excludes the insurance recoveries and casualty loss mentioned above, as well as acquisition costs, totaled $59.9 million, or $0.37 per diluted share, for the current quarter, as compared to $60.1 million, or $0.36 per diluted share, for the quarter ended December 31, 2012, with the per share results reflecting a reduction in weighted average shares outstanding as a result of shares repurchased over the previous twelve months pursuant to the Company's stock repurchase plan.

Adjusted FFO (“AFFO”) for the fourth quarter of 2013 totaled $12.7 million, or $0.08 per diluted share, as compared to $31.3 million, or $0.19 per diluted share, in the fourth quarter of 2012, primarily reflecting increased capital expenditures during the current quarter associated with several significant tenant build outs in conjunction with recent leasing activity at certain properties.

Results for the Year Ended December 31, 2013

Piedmont's net income available to common stockholders for the year ended 2013 was $98.7 million, or $0.60 per diluted share, as compared with $93.2 million, or $0.55 per diluted share, for the prior year. The current year includes $10.6 million, or approximately $0.06 per diluted share, in net insurance recoveries related to casualty losses incurred in prior periods, whereas the prior year included $5.2 million, or approximately $0.03 per diluted share, of net casualty losses related to losses incurred as a result of Hurricane Sandy. In addition, the current year reflects $1.3 million, or $0.01 per diluted share in litigation-related insurance recoveries, whereas the prior year reflects $7.5 million, or $0.05 per diluted share, in litigation settlement expense. The above changes were offset by impairment charges associated with three wholly-owned assets and one equity method joint venture of $12.0 million, or $0.07 per diluted share, recorded during the current year, and $8.6 million, or $0.05 per diluted share, of increased interest expense during the current year primarily associated with higher outstanding debt balances primarily as a result of property acquisitions made by the Company during 2013. The remaining increase in the per share results is attributable to the reduction in weighted average shares outstanding as a result of shares repurchased over the previous twelve months pursuant to the Company's stock repurchase plan.

Revenues for the year ended December 31, 2013 were $554.5 million, as compared with $525.0 million for the prior year, primarily reflecting increased revenues associated with the acquisition of five properties during 2013 as well as the commencement of several significant leases over the previous twelve months, offset by the loss of revenue associated with the expiration of a 330,000 square foot lease in the Company's Washington, D.C. portfolio during the first quarter of 2013.

Property operating expenses were $223.0 million for the year ended December 31, 2013, as compared with $208.3 million for the prior year, primarily reflecting additional expenses associated with properties acquired during 2013 and higher occupancy at certain properties during the current year. General and administrative expense of $21.9 million for the year ended December 31, 2013 was comparable to $20.8 million for the year ended December 31, 2012.

FFO for the current year totaled $250.5 million, or $1.52 per diluted share, as compared with $230.4 million, or $1.35 per diluted share, for the year ended December 31, 2012. The current year includes $11.8 million, or $0.07 per diluted share, in insurance recoveries related to casualty loss and litigation defense costs incurred in previous periods, whereas the prior year included $12.7 million, or $0.08 per diluted share, in litigation settlement expense and net casualty loss. In addition, the current year reflects a $10.6 million, or $0.06 per diluted share, increase in FFO associated with five properties acquired during 2013 as well as the commencement of several significant leases over the previous twelve months. The above items were offset by $8.6 million, or $0.05 per diluted share, of increased interest expense primarily associated with higher outstanding debt balances during the current quarter as a result of property acquisitions and share repurchases made by the Company during 2013. The remaining increase in the per share results is attributable to the reduction in weighted average shares outstanding as a result of shares repurchased over the previous twelve months pursuant to the Company's stock repurchase plan.

Core FFO, which excludes the casualty and litigation related expenses and recoveries mentioned above, as well as $1.8 million in transaction costs associated with acquisitions during the year, totaled $240.5 million, or $1.46 per diluted share, for the current year, as compared to $243.2 million, or $1.43 per diluted share, for the year ended December 31, 2012 with the per share results reflecting a reduction in weighted average shares outstanding as a result of shares repurchased over the previous twelve months pursuant to the Company's stock repurchase plan.

AFFO for the year ended December 31, 2013 totaled $117.0 million, or $0.71 per diluted share, as compared to $138.0 million, or $0.81 per diluted share, for the year ended December 31, 2012, reflecting the impact of the above items as well as increased capital expenditures in the current year associated with several significant tenant build outs as a result of recent leasing activity at certain properties.

Leasing Update

During the fourth quarter of 2013, the Company executed approximately 732,000 square feet of leasing throughout its markets, bringing the total leasing volume for the year to 3.5 million square feet. Of the leases signed during the quarter, approximately 505,000 square feet, or 69%, was renewal-related and 227,000 square feet, or 31%, was with new tenants.

Same store net operating income (on a cash basis) for the quarter was $74.8 million, a 3.4% increase from the fourth quarter of the prior year, primarily as a result of the expiration of abatement periods on certain significant leases over the last twelve months, offset by the expiration of a 330,000 square foot lease in the Company's Washington, D.C. portfolio during the first quarter of 2013. As of December 31, 2013, the Company had approximately 1.1 million square feet of commenced leases that were in some form of abatement, as well as approximately 0.6 million square feet of executed leases for currently vacant space yet to commence.

The Company's overall portfolio was 87.2% leased and the stabilized portfolio was 89.7% leased as of December 31, 2013, with a weighted average lease term remaining of approximately 7.1 years. Details outlining Piedmont's significant upcoming lease expirations and the status of current leasing activity can be found in the Company's quarterly supplemental information package available at www.piedmontreit.com.

Capital Markets, Financing and Other Activities

During the three months ended December 31, 2013, the Company purchased three assets in the Dallas, Texas market. In Las Colinas, Piedmont purchased 6565 MacArthur Boulevard. Constructed in 1998, the 10-story, 260,000 square-foot office building is 93.5% leased and sits on a 10.3 acre site located in close proximity to Piedmont's other assets in that sub-market. Also in Las Colinas, Piedmont purchased 161 Corporate Center, a 4-story, 104,895 square-foot Class-A office building adjacent to two other Piedmont-owned properties and a development parcel. The property is currently 91% leased. Finally, in Greater Preston Center, Piedmont acquired One Lincoln Park, a 262,000 square-foot, 10-story building with an attached 6-level parking structure which is 79% occupied by a group of high-credit corporate tenants. Combined with Piedmont's recently announced development project, Enclave Place, in Houston, Texas, these acquisitions will expand the Company's presence in Texas by approximately 1 million square feet.

Piedmont sold two non-core assets during the quarter ended December 31, 2013, 350 Spectrum Loop in Colorado Springs, Colorado and 8700 Price Road, located on a ground lease in the Arizona State University Research Park in Tempe, AZ. The sales resulted in a combined gain on sale of real estate assets of $15.0 million, or $0.09 per diluted share, that is included the Company's results of operations for the three months ended December 31, 2013.

The Company also entered into a new $300 million unsecured term loan with a delayed draw feature during the fourth quarter. The loan has a maturity date of January 31, 2019 and a stated variable interest rate based upon LIBOR and the credit rating of the Company. Based upon Piedmont's current credit rating, the interest rate for the new loan is LIBOR + 120 basis points. As of January 31, 2014, all $300 million of funds were drawn to payoff a $225.0 million secured loan, with the remaining $75.0 million applied to reduce the balance outstanding under the Company's $500 million unsecured line of credit. Further, the Company entered into interest rate swaps in January of 2014 to effectively fix the interest rate related to $200 million of the $300 million principal at 2.79%.

Finally, during the quarter, the Company purchased 3.8 million shares of its common stock, at an average price of $16.49 per share. As of December 31, 2013, Board-approved capacity remaining for additional repurchases under the plan totaled approximately $90 million.

Piedmont's gross assets amounted to $5.7 billion as of December 31, 2013. Total debt was approximately $2.0 billion as of December 31, 2013 as compared to $1.4 billion as of December 31, 2012 primarily as a result of property acquisitions and stock repurchases made by the Company during 2013. The Company's total debt-to-gross assets ratio was 35.0% as of December 31, 2013 as compared with 27.2% as of

December 31, 2012. As of December 31, 2013, Piedmont had cash and capacity on its unsecured line of credit of approximately $129.8 million.

Subsequent to Quarter End

On January 31, 2014, Piedmont entered into a binding contract to sell 11107 and 11109 Sunset Hills Road in Reston, VA, for $22.6 million. The sale is anticipated to close during the first quarter of 2014.

On February 5, 2014, the board of directors of Piedmont declared dividends for the first quarter 2014 in the amount of $0.20 per share on its common stock to stockholders of record as of the close of business on February 28, 2014. Such dividends are to be paid on March 21, 2014.

Guidance for 2014

Based on management's expectations, the Company is introducing guidance for full-year 2014 as follows:

(in millions, except per share data)	Low		High
Net Income	$43	-	$59
Add: Depreciation, Amortization, and Other	180	-	181
Core FFO	$223	-	$240
Core FFO per diluted share	$1.40	-	$1.50
These estimates reflect management's view of current market conditions and incorporate certain economic and operational assumptions and projections. Actual results could differ from these estimates. Note that individual quarters may fluctuate on both a cash basis and an accrual basis due to lease commencements and expirations, the timing of repairs and maintenance, capital expenditures, capital markets activities and one-time revenue or expense events. In addition, the Company's guidance is based on information available to management as of the date of this release.

Non-GAAP Financial Measures

This release contains certain supplemental non-GAAP financial measures such as FFO, AFFO, Core FFO, Same store net operating income, and Core EBITDA. See below for definitions and reconciliations of these metrics to their most comparable GAAP metric.

Conference Call Information

Piedmont has scheduled a conference call and an audio web cast for Friday, February 7, 2014 at 10:00 A.M. Eastern time ("ET"). The live audio web cast of the call may be accessed on the Company's website at www.piedmontreit.com in the Investor Relations section. Dial-in numbers are (877) 407-0778 for participants in the United States and Canada and (201)689-8565 for international participants. A replay of the conference call will be available through February 21, 2014, and may be accessed by dialing (877)660-6853 for participants in the United States and Canada and (201)612-7415 for international participants, followed by conference identification code 13574598. A web cast replay will also be available after the conference call in the Investor Relations section of the Company's website. During the audio web cast and conference call, the Company's management team will review fourth quarter and annual 2013 performance, discuss recent events and conduct a question-and-answer period.

Supplemental Information

Quarterly Supplemental Information as of and for the period ended December 31, 2013 can be accessed on the Company`s website under the Investor Relations section at www.piedmontreit.com.

About Piedmont Office Realty Trust

Piedmont Office Realty Trust, Inc. (NYSE: PDM) is a fully-integrated and self-managed real estate investment trust (REIT) specializing in high-quality, Class A office properties located primarily in the ten largest U.S. office markets, including Chicago, Washington, D.C., New York, Boston, Los Angeles and Dallas. As of December 31, 2013, Piedmont's 78 wholly-owned office buildings were comprised of over 21 million rentable square feet. The Company is headquartered in Atlanta, GA, with local management offices in each of its major markets. Piedmont is investment-grade rated by Standard & Poor's and Moody's and has maintained a low-leverage strategy while acquiring and disposing of properties during its fifteen year operating history. For more information, see www.piedmontreit.com.

Forward Looking Statements

Certain statements contained in this press release constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act") and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The Company intends for all such forward-looking statements to be covered by the safe-harbor provisions for forward-looking statements contained in Section 27A of the Securities Act and Section 21E of the Exchange Act, as applicable. Such information is subject to certain risks and uncertainties, as well as known and unknown risks, which could cause actual results to differ materially from those projected or anticipated. Therefore, such statements are not intended to be a guarantee of the Company`s performance in future periods. Such forward-looking statements can generally be identified by our use of forward-looking terminology such as "may," "will," "expect," "intend," "anticipate," "believe," "continue" or similar words or phrases that are predictions of future events or trends and which do not relate solely to historical matters. Examples of such statements in this press release include the Company's estimated range of Net Income, Depreciation and Amortization, Insurance Recoveries, Core FFO and Core FFO per diluted share for the year ending December 31, 2014.

The following are some of the factors that could cause the Company`s actual results and its expectations to differ materially from those described in the Company`s forward-looking statements: market and economic conditions remain challenging and the demand for office space, rental rates and property values may continue to lag the general economic recovery causing the Company's business, results of operations, cash flows, financial condition and access to capital to be adversely affected or otherwise impact performance, including the potential recognition of impairment charges; the success of the Company's real estate strategies and investment objectives, including the Company's ability to identify and consummate suitable acquisitions; lease terminations or lease defaults, particularly by one of the Company's large lead tenants; the impact of competition on the Company's efforts to renew existing leases or re-let space on terms similar to existing leases; changes in the economies and other conditions of the office market in general and of the specific markets in which the Company operates, particularly in Chicago, Washington, D.C., and the New York metropolitan area; economic and regulatory changes, including accounting standards, that impact the real estate market generally; additional risks and costs associated with directly managing properties occupied by government tenants; adverse market and economic conditions may continue to adversely affect the Company and could cause the Company to recognize impairment charges or otherwise impact the Company's performance; availability of financing and the Company's lending banks' ability to honor existing line of credit commitments; costs of complying with governmental laws and regulations; uncertainties associated with environmental and other regulatory matters; potential changes in political environment and reduction in federal and/or state funding of the Company's governmental tenants; the Company may be subject to litigation, which could have a material adverse effect on the Company's financial condition; the Company's ability to continue to qualify as a real estate investment trust under the Internal Revenue Code; and other factors detailed in the Company`s most recent Annual Report on Form 10-K for the period ended December 31, 2012, and other documents the Company files with the Securities and Exchange Commission.

Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company cannot guarantee the accuracy of any such forward-looking statements contained in this press release, and the Company does not intend to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Research Analysts/ Institutional Investors Contact:
Eddie Guilbert
770-418-8592
research.analysts@piedmontreit.com

Shareholder Services/Transfer Agent Services Contact:
Computershare, Inc.
866-354-3485
investor.services@piedmontreit.com

Piedmont Office Realty Trust, Inc.
Consolidated Balance Sheets
(in thousands)
	December 31, 2013	December 31, 2012
	(unaudited)
Assets:
Real estate assets, at cost:
Land	$688,761	$629,536
Buildings and improvements	4,144,509	3,792,035
Buildings and improvements, accumulated depreciation	(979,934)	(883,957)
Intangible lease assets	146,197	122,685
Intangible lease assets, accumulated amortization	(71,820)	(67,940)
Construction in progress	24,270	20,373
Total real estate assets	3,951,983	3,612,732
Investments in unconsolidated joint ventures	14,122	37,226
Cash and cash equivalents	6,973	12,957
Tenant receivables, net of allowance for doubtful accounts	31,145	25,038
Straight line rent receivables	139,406	122,299
Due from unconsolidated joint ventures	266	463
Restricted cash and escrows	394	334
Prepaid expenses and other assets	24,771	21,283
Goodwill	180,097	180,097
Interest rate swaps	24,176	1,075
Deferred financing costs, less accumulated amortization	8,759	6,454
Deferred lease costs, less accumulated amortization	283,996	234,917
Total assets	$4,666,088	$4,254,875
Liabilities:
Unsecured debt	$1,014,680	$429,000
Secured debt	987,525	987,525
Accounts payable, accrued expenses, and accrued capital expenditures	128,818	127,263
Deferred income	22,267	21,552
Intangible lease liabilities, less accumulated amortization	47,113	40,805
Interest rate swaps	4,526	8,235
Total liabilities	2,204,929	1,614,380
Stockholders' equity :
Common stock	1,575	1,676
Additional paid in capital	3,668,906	3,667,051
Cumulative distributions in excess of earnings	(1,231,209)	(1,022,681)
Other comprehensive income/(loss)	20,278	(7,160)
Piedmont stockholders' equity	2,459,550	2,638,886
Non-controlling interest	1,609	1,609
Total stockholders' equity	2,461,159	2,640,495
Total liabilities and stockholders' equity	$4,666,088	$4,254,875

Total Gross Assets (1)	5,717,842	5,206,772
Number of shares of common stock outstanding at end of period	157,461	167,556
(1) Total assets exclusive of accumulated depreciation and amortization related to real estate assets.

Piedmont Office Realty Trust, Inc.
Consolidated Statements of Income
Unaudited (in thousands)

	Three Months Ended		Year Ended
	12/31/2013	12/31/2012	12/31/2013	12/31/2012
Revenues:
Rental income	$115,189	$105,260	$447,687	$415,972
Tenant reimbursements	27,462	26,520	104,567	106,754
Property management fee revenue	217	599	2,251	2,318
Total revenues	142,868	132,379	554,505	525,044
Expenses:
Property operating costs	58,866	54,020	222,979	208,280
Depreciation	32,117	28,882	122,562	110,359
Amortization	11,457	10,495	45,651	49,562
Impairment loss	1,242	—	1,242	—
General and administrative	5,205	5,136	21,883	20,765
Total operating expenses	108,887	98,533	414,317	388,966
Real estate operating income	33,981	33,846	140,188	136,078
Other income (expense):
Interest expense	(19,651)	(16,296)	(73,583)	(65,023)
Interest income and other income/(expense)	(392)	68	(2,352)	833
Litigation settlement recovery/(expense)	—	—	1,250	(7,500)
Net casualty recoveries/(loss)	4,500	(5,170)	10,561	(5,170)
Equity in income/(loss) of unconsolidated joint ventures	(4,280)	185	(3,676)	923
Loss on consolidation	—	—	(898)	—
Total other income (expense)	(19,823)	(21,213)	(68,698)	(75,937)
Income from continuing operations	14,158	12,633	71,490	60,141
Discontinued operations:
Operating income	434	1,815	2,363	5,501
Impairment loss	—	—	(6,402)	—
Gain/(loss) on sale of real estate assets	15,034	(6)	31,292	27,577
Income from discontinued operations	15,468	1,809	27,253	33,078
Net income	29,626	14,442	98,743	93,219
Less: Net income attributable to noncontrolling interest	(3)	(4)	(15)	(15)
Net income attributable to Piedmont	$29,623	$14,438	$98,728	$93,204
Weighted average common shares outstanding - diluted	160,450	167,951	165,137	170,441
Per Share Information -- diluted:
Income from continuing operations	$0.09	$0.08	$0.44	$0.35
Income from discontinued operations	$0.09	$0.01	$0.16	$0.20
Net income available to common stockholders	$0.18	$0.09	$0.60	$0.55

Piedmont Office Realty Trust, Inc.
Funds From Operations, Core Funds From Operations and Adjusted Funds From Operations
Unaudited (in thousands, except for per share data)

	Three Months Ended		Year Ended
	12/31/2013	12/31/2012	12/31/2013	12/31/2012
Net income attributable to Piedmont	$29,623	$14,438	$98,728	$93,204
Depreciation (1) (2)	32,233	29,735	124,138	114,340
Amortization (1)	11,511	10,666	46,020	50,410
Impairment loss (1)	5,644	—	12,046	—
Loss on consolidation	—	—	898	—
Loss/(gain) on sale of real estate assets (1)	(15,034)	6	(31,292)	(27,577)
Funds from operations*	63,977	54,845	250,538	230,377
Acquisition costs	389	53	1,763	141
Litigation settlement expense/(recovery)	—	—	(1,250)	7,500
Net casualty loss/(recoveries) (1)	(4,500)	5,170	(10,578)	5,170
Core funds from operations*	59,866	60,068	240,473	243,188
Deferred financing cost amortization	676	592	2,587	2,648
Amortization of discount on Senior Notes and swap settlements	13	—	33	—
Depreciation of non real estate assets	106	104	406	502
Straight-line effects of lease revenue (1)	(3,442)	(5,917)	(18,097)	(17,153)
Stock-based and other non-cash compensation expense	101	754	1,590	2,246
Net effect of amortization of below-market in-place lease intangibles (1)	(1,211)	(1,046)	(5,278)	(5,678)
Acquisition costs	(389)	(53)	(1,763)	(141)
Non-incremental capital expenditures (3)	(42,985)	(23,227)	(102,977)	(87,657)
Adjusted funds from operations*	$12,735	$31,275	$116,974	$137,955
Weighted average common shares outstanding - diluted	160,450	167,951	165,137	170,441
Funds from operations per share (diluted)	$0.40	$0.33	$1.52	$1.35
Core funds from operations per share (diluted)	$0.37	$0.36	$1.46	$1.43
Adjusted funds from operations per share (diluted)	$0.08	$0.19	$0.71	$0.81

(1) Includes adjustments for consolidated properties, including discontinued operations, and for our proportionate share of amounts attributable to unconsolidated joint ventures.
(2) Excludes depreciation of non real estate assets.
(3) Capital expenditures of a recurring nature related to tenant improvements and leasing commissions that do not incrementally enhance the underlying assets' income generating capacity. Tenant improvements, leasing commissions, building capital and deferred lease incentives incurred to lease space that was vacant at acquisition, leasing costs for spaces vacant for greater than one year, leasing costs for spaces at newly acquired properties for which in-place leases expire shortly after acquisition, improvements associated with the expansion of a building and renovations that change the underlying classification of a building are excluded from this measure.

*Definitions

Funds From Operations ("FFO"): FFO is calculated in accordance with the current National Association of Real Estate Investment Trusts ("NAREIT") definition. NAREIT currently defines FFO as net income (computed in accordance with GAAP), excluding gains or losses from sales of property, impairment losses, and gains or losses on consolidation, adding back depreciation and amortization on real estate assets, and after the same adjustments for unconsolidated partnerships and joint ventures. These adjustments can vary among owners of identical assets in similar conditions based on historical cost accounting and useful-life estimates. FFO may provide valuable comparisons of operating performance between periods and with other REITs. FFO is a non-GAAP financial measure and should not be viewed as an alternative measurement of our operating performance to net income. We believe that FFO is a beneficial indicator of the performance of an equity REIT. However, other REITs may not define FFO in accordance with the NAREIT definition, or may interpret the current NAREIT definition differently than we do; therefore, our computation of FFO may not be comparable to that of such other REITs.

Core Funds From Operations ("Core FFO"): We calculate Core FFO by starting with FFO, as defined by NAREIT, and adjusting for certain non-recurring items such as gains or losses on the early extinguishment of debt, acquisition-related costs and other significant non-recurring items. Such items create significant earnings volatility. We believe Core FFO provides a meaningful measure of our operating performance and more predictability regarding future earnings potential. Core FFO is a non-GAAP financial measure and should not be viewed as an alternative measurement of our operating performance to net income; therefore, it should not be compared to other REITs' equivalent to Core FFO.

Adjusted Funds From Operations ("AFFO"): AFFO is calculated by deducting from Core FFO non-incremental capital expenditures and acquisition-related costs and adding back non-cash items including non-real estate depreciation, straight lined rents and fair value lease revenue, non-cash components of interest expense and compensation expense, and by making similar adjustments for unconsolidated partnerships and joint ventures. Although AFFO may not be comparable to that of other REITs, we believe it provides a meaningful indicator of our ability to fund cash needs and to make cash distributions to equity owners. AFFO is a non-GAAP financial measure and should not be viewed as an alternative measurement of our operating performance to net income, as an alternative to net cash flows from operating activities or as a measure of our liquidity.

Piedmont Office Realty Trust, Inc.
Core EBITDA, Property Net Operating Income, Same Store Net Operating Income
Unaudited (in thousands)

	Three Months Ended		Year Ended
	12/31/2013	12/31/2012	12/31/2013	12/31/2012

Net income attributable to Piedmont	$29,623	$14,438	$98,728	$93,204
Net income attributable to noncontrolling interest	3	4	15	15
Interest expense	19,651	16,296	73,583	65,023
Depreciation (1)	32,340	29,839	124,545	114,843
Amortization (1)	11,511	10,666	46,020	50,410
Acquisition costs	389	53	1,763	141
Impairment loss	5,644	—	12,046	—
Litigation settlement expense/(recovery)	—	—	(1,250)	7,500
Net casualty loss/(recoveries) (1)	(4,500)	5,170	(10,578)	5,170
Loss/(gain) on sale of real estate assets (1)	(15,034)	6	(31,292)	(27,577)
Loss on consolidation	—	—	898	—
Core EBITDA*	79,627	76,472	314,478	308,729
General & administrative expenses (1)	5,076	5,179	22,016	20,939
Management fee revenue	(217)	(599)	(2,251)	(2,318)
Interest income and other expense/(income) (1)	3	(121)	563	(995)
Straight line rent adjustment (1)	(3,442)	(5,917)	(18,097)	(17,153)
Net effect of amortization of below-market in-place lease intangibles (1)	(1,211)	(1,046)	(5,278)	(5,678)
Property Net Operating Income (cash basis)*	79,836	73,968	311,431	303,524
Acquisitions	(4,309)	16	(14,982)	24
Dispositions	(503)	(996)	(2,670)	(6,526)
Unconsolidated joint ventures	(175)	(576)	(1,892)	(2,499)
Same Store NOI (cash basis)*	$74,849	$72,412	$291,887	$294,523
Change period over period in same store NOI	3.4%	N/A	(0.9)%	N/A

(1) Includes amounts attributable to consolidated properties, including discontinued operations, and our proportionate share of amounts attributable to unconsolidated joint ventures.
(2) Piedmont had $31,000 in capitalized interest for the quarter and year ended December 31, 2013, but no principal amortization or preferred dividends for any of the periods presented.

*Definitions

Core EBITDA: Core EBITDA is defined as net income before interest, taxes, depreciation and amortization and incrementally removing any impairment losses, gains or losses from sales of property, or other significant non-recurring items. We do not include impairment losses in this measure because we feel these types of losses create volatility in our earnings and make it difficult to determine the earnings generated by our ongoing business. We believe Core EBITDA is a reasonable measure of our liquidity. Core EBITDA is a non-GAAP financial measure and should not be viewed as an alternative measurement of cash flows from operating activities or other GAAP basis liquidity measures. Other REITs may calculate Core EBITDA differently and our calculation should not be compared to that of other REITs.

Property Net Operating Income ("Property NOI"): Property NOI is defined as real estate operating income with the add-back of corporate general and administrative expense, depreciation and amortization, and impairment losses and the deduction of income associated with property management performed by Piedmont for other organizations. We may present this measure on an accrual basis or a cash basis. When presented on a cash basis, the effects of straight lined rents and fair value lease revenue are eliminated. The Company uses this measure to assess its operating results and believes it is important in assessing operating performance. Property NOI is a non-GAAP measure which does not have any standard meaning prescribed by GAAP and therefore may not be comparable to similar measures presented by other companies.

Same Store Net Operating Income ("Same Store NOI"): Same Store NOI is calculated as the Property NOI attributable to the properties owned or placed in service during the entire span of the current and prior year reporting periods. Same Store NOI excludes amounts attributable to unconsolidated joint venture assets. We may present this measure on an accrual basis or a cash basis. When presented on a cash basis, the effects of straight lined rents and fair value lease revenue are eliminated. We believe Same Store NOI is an important measure of comparison of our properties' operating performance from one period to another. Other REITs may calculate Same Store NOI differently and our calculation should not be compared to that of other REITs.